EXHIBIT 10.1

SERIES A-1 PREFERRED STOCK

PURCHASE AGREEMENT

This Series A-1 Preferred Stock Purchase Agreement (this “Agreement”) is made and entered into effective as of the 12th day of December, 2019 (the “Effective Date”) by and between TransBiotec, Inc., a Delaware corporation (the “Company”), and SOBR SAFE, LLC, a Delaware limited liability company (the “Purchaser”). The Company and Purchaser shall each be referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, on August 8, 2019, the Company entered into an 8% Series A-1 Convertible Preferred Stock Investment Agreement (the “Investment Agreement”) with First Capital Ventures, LLC, a Colorado limited liability company (“FCV”), under which the Company granted FCV the exclusive right, through a special purpose vehicle to be created by FCV, to purchase between 1,000,000 and 2,000,000 shares of the Company’s 8% Series A-1 Convertible Preferred Stock (the “Preferred Stock”), at a purchase price of $1.00 per share;

WHEREAS, the Purchaser has notified the Company that it has created a special purpose vehicle called SOBR SAFE, LLC, the “Purchaser”, and that the Purchaser desires to purchase the number of shares of Preferred Stock set forth below pursuant to the terms of this Agreement and the Investment Agreement.

NOW, THEREFORE, the Parties hereby agree as follows:

AGREEMENT

1. PURCHASE OF SERIES A-1 PREFERRED STOCK:

(a) Creation of Series A-1 Preferred Stock. Prior to the Closing Date, the Company will have filed a Certificate of Designation for the 8% Series A-1 Convertible Preferred Stock, in the form attached hereto as Exhibit A (the “Certificate of Designation”), with the State of Delaware and have confirmation from the State of Delaware that the Certificate of Designation has been accepted and filed.

(b) Purchase of Series A-1 Preferred Stock. Subject to the terms of this Agreement, the Purchaser agrees to purchase from the Company, and the Company agrees to sell to the Purchaser, One Million (1,000,000) shares (each a “Share” and collectively the “Shares”) of Series A-1 Convertible Preferred Stock, at a purchase price of $1.00 per Share, for a total purchase price of One Million Dollars ($1,000,000) (the “Purchase Price”).

2. CLOSING AND DELIVERY:

a) Upon the terms and subject to the conditions set forth herein, the consummation of the purchase and sale of the Shares (the “Closing”) shall be held simultaneous with the execution of this Agreement, or at such other time mutually agreed upon between the constituent Parties (the “Closing Date”). The Closing shall take place at the offices of counsel for the Company set forth in Section 7 hereof, or by the exchange of documents and instruments by mail, courier, facsimile and wire transfer to the extent mutually acceptable to the Parties hereto.

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b) At the Closing:

(i) The Company and the Purchaser shall execute this Agreement, which shall serve as evidence of ownership of the Shares, free from restrictions on transfer except as set forth in this Agreement. Subsequent to the Closing, at a time chosen by the Company in its sole discretion, the Company will issue a stock certificate to the Purchaser to evidence the Shares.

(ii) The Purchaser shall deliver to the Company the Purchase Price.

3. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY PURCHASER: The Purchaser hereby represents, warrants and agrees as follows:

a) Purchase for Own Account. Purchaser represents that it is acquiring the Shares solely for investment.

b) Ability to Bear Economic Risk. Purchaser acknowledges that an investment in the Shares involves a high degree of risk, and represents that it is able, without materially impairing his financial condition, to hold the Shares for an indefinite period of time and to suffer a complete loss of his investment.

c) Access to Information. The Purchaser acknowledges that the Purchaser has been furnished with such financial and other information concerning the Company, the directors and officers of the Company, and the business and proposed business of the Company as the Purchaser considers necessary in connection with the Purchaser’s investment in the Shares. As a result, the Purchaser is thoroughly familiar with the proposed business, operations, properties and financial condition of the Company and has discussed with officers of the Company any questions the Purchaser may have had with respect thereto. The Purchaser understands:

(i) The risks involved in this investment, including the speculative nature of the investment;

(ii) The financial hazards involved in this investment, including the risk of losing the Purchaser’s entire investment;

(iii) The lack of liquidity and restrictions on transfers of the Shares; and

(iv) The tax consequences of this investment.

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The Purchaser has consulted with the Purchaser’s own legal, accounting, tax, investment and other advisers with respect to the tax treatment of an investment by the Purchaser in the Shares and the merits and risks of an investment in the Shares.

d) Shares Part of Private Placement. The Purchaser has been advised that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), or qualified under the securities law of any state, on the ground, among others, that no distribution or public offering of the Shares is to be effected and the Shares will be issued by the Company in connection with a transaction that does not involve any public offering within the meaning of section 4(a)(2) of the Act and/or Regulation D as promulgated by the Securities and Exchange Commission under the Act, and under any applicable state blue sky authority. The Purchaser understands that the Company is relying in part on the Purchaser’s representations as set forth herein for purposes of claiming such exemptions and that the basis for such exemptions may not be present if, notwithstanding the Purchaser’s representations, the Purchaser has in mind merely acquiring the Shares for resale on the occurrence or nonoccurrence of some predetermined event. The Purchaser has no such intention.

e) Further Limitations on Disposition. Purchaser further acknowledges that the Shares are restricted securities under Rule 144 of the Act, and, therefore, if the Company, in its sole discretion, chooses to issue any certificates reflecting the ownership interest in the Shares, those certificates will contain a restrictive legend substantially similar to the following:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of all or any portion of the Shares unless and until:

(i) There is then in effect a Registration Statement under the Act covering such proposed disposition and such disposition is made in accordance with such Registration Statement; or

(ii) Purchaser shall have obtained the consent of the Company and notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws.

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Notwithstanding the provisions of subparagraphs (i) and (ii) above, no such registration statement or opinion of counsel shall be necessary for a transfer by such Purchaser to a partner (or retired partner) of Purchaser, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were Purchasers hereunder as long as the consent of the Company is obtained.

f) Accredited Investor Status. The Purchaser is, and all of its individual members are, accredited investors, as defined in Rule 501(a) of the Act.

g) Purchaser Authorization. The Purchaser is empowered and duly authorized to enter into this Agreement under any governing document, partnership agreement, trust instrument, pension plan, charter, certificate of incorporation, bylaw provision or the like; this Agreement constitutes a valid and binding agreement of the Purchaser enforceable against the Purchaser in accordance with its terms; and the person signing this Agreement on behalf of the Purchaser is empowered and duly authorized to do so by the governing document or trust instrument, pension plan, charter, certificate of incorporation, bylaw provision, board of directors or stockholder resolution, or the like.

h) No Backup Withholding. The Social Security Number or taxpayer identification shown in this Agreement is correct, and the Purchaser is not subject to backup withholding because (i) the Purchaser has not been notified that he or she is subject to backup withholding as a result of a failure to report all interest and dividends or (ii) the Internal Revenue Service has notified the Purchaser that he or she is no longer subject to backup withholding.

i) Certificate of Designation. Purchaser has been provided with a copy of the Certificate of Designation for the Series A-1 Convertible Preferred Stock, a copy of which is attached hereto as Exhibit A (the “Certificate of Designation”), which sets forth all of the rights, privileges, and preferences with respect to the Series A-1 Convertible Preferred Stock. Purchaser has had an opportunity to discuss any questions or concerns regarding the Certificate of Designation and the rights and preferences of the Series A-1 Convertible Preferred Stock with the Company’s management team and has received answers to all outstanding questions and had any issues addressed to the satisfaction of Purchaser.

j) Pre-Existing Relationship. The Purchaser, and each of its members, has a pre-existing relationship with one or more members of the Purchaser’s Board of Directors or executive management.

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4. REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY COMPANY: The Company hereby represents, warrants and agrees as follows:

a) Authority of Company. The Company has all requisite authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b) Authorization. All actions on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company and the performance of the Company’s obligations hereunder has been taken or will be taken prior to the issuance of the Shares. This Agreement, when executed and delivered by the Company, shall constitute valid and binding obligations of the Company enforceable in accordance with their terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. The issuance of the Shares will be validly issued, fully paid and nonassessable, will not violate any preemptive rights, rights of first refusal, or any other rights granted by the Company, and will be issued in compliance with all applicable federal and state securities laws, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Purchaser through no action of the Company; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein or as otherwise required by such laws at the time the transfer is proposed.

c) Governmental Consents. All consents, approvals, orders, or authorizations of, or registrations, qualifications, designations, declarations, or filings with, any governmental authority required on the part of the Company in connection with the valid execution and delivery of this Agreement, the offer, sale or issuance of the Shares, or the consummation of any other transaction contemplated hereby shall have been obtained, except for notices required or permitted to be filed with certain state and federal securities commissions, which notices will be filed on a timely basis.

5. INDEMNIFICATION: The Purchaser hereby agrees to indemnify and defend the Company and its officers and directors and hold them harmless from and against any and all liability, damage, cost or expense incurred on account of or arising out of:

(a) Any breach of or inaccuracy in the Purchaser’s representations, warranties or agreements herein;

(b) Any disposition of any Shares contrary to any of the Purchaser’s representations, warranties or agreements herein;

(c) Any action, suit or proceeding based on (i) a claim that any of said representations, warranties or agreements were inaccurate or misleading or otherwise cause for obtaining damages or redress from the Company or any director or officer of the Company under the Act, or (ii) any disposition of any Shares.

6. PROXIES: Under the terms of the Investment Agreement, in connection with the Closing, FCV must have irrevocable proxies from current Company shareholders to ensure the transaction that is the subject of that certain Asset Purchase Agreement between the Company and IDTEC, LLC dated May 6, 2019, as amended, will close in accordance with its terms (the “APA Transaction”). As of the date hereof, the Company represents and warrants that sufficient irrevocable proxies have been delivered to FCV, or its designees, to ensure the APA Transaction will close in accordance with its terms (the “Proxies”). The Company agrees that it will not issue new shares of its common or preferred stock if such issuance would cause the Proxies to represent less than 50.1% of the voting control of the Company, unless additional proxies are delivered to maintain the current proxyholders’ voting control of the Company; provided however that the issuance of Shares to the Purchaser shall not be considered an additional issuance of preferred for purposes of this clause.

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7. MISCELLANEOUS:

a) Binding Agreement. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b) Governing Law; Venue. This Agreement shall be governed by and construed under the laws of the State of California as applied to agreements among California residents, made and to be performed entirely within the State of California. The Parties agree that any action brought to enforce the terms of this Agreement will be brought in the appropriate federal or state court having jurisdiction over Orange County, California, United States of America.

c) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d) Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next business day, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent as follows:

If to the Company:	TransBiotec, Inc. 400 N. Tustin Ave., Suite 225 Santa Ana, CA 92705 Attn. President Facsimile (___)

with a copy to:	Law Offices of Craig V. Butler 300 Spectrum Center Drive, Suite 300 Irvine, CA 92618 Attn: Craig V. Butler, Esq. Facsimile (949) 209-2545

If to Purchaser:	SOBR SAFE, LLC 6400 South Fiddlers Green Circle, Suite 525 Greenwood Village, CO 80111 Facsimile (___)

or at such other address as the Company or Purchaser may designate by ten (10) days advance written notice to the other Party hereto.

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f) Modification; Waiver. No modification or waiver of any provision of this Agreement or consent to departure therefrom shall be effective unless in writing and approved by the Company and the Purchaser.

g) Entire Agreement; Successors. This Agreement, the Investment Agreement, and the Exhibits hereto constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and no Party shall be liable or bound to the other Party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein. The representations, warranties and agreements contained in this Agreement shall be binding on the Purchaser’s successors, assigns, heirs and legal representatives and shall inure to the benefit of the respective successors and assigns of the Company and its directors and officers.

h) Expenses. Each Party shall pay their own expenses in connection with this Agreement. In addition, should either Party commence any action, suit or proceeding to enforce this Agreement or any term or provision hereof, then in addition to any other damages or awards that may be granted to the prevailing Party, the prevailing Party shall be entitled to have and recover from the other Party such prevailing Party’s reasonable attorneys’ fees and costs incurred in connection therewith.

i) Currency. All currency is expressed in U.S. dollars.

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IN WITNESS WHEREOF, the Parties have executed this Series A-1 Preferred Stock Purchase Agreement as of the date first written above.

“Company”		“Purchaser”

TransBiotec, Inc.,		SOBR SAFE, LLC,
a Delaware corporation		a Delaware limited liability company

	/s/ Charles Bennington	/s/ Gary Graham
By:	Charles Bennington	Gary Graham
Its:	President	Manager of First Capital Ventures, LLC, Manager of SOBR SAFE, LLC

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Exhibit A

Series A-1 Convertible Preferred Stock Certificate of Designation

Exhibit A

CERTIFICATE OF DESIGNATION

OF THE RIGHTS, PREFERENCES, PRIVILEGES,

AND RESTRICTIONS, WHICH HAVE NOT BEEN SET

FORTH IN THE CERTIFICATE OF INCORPORATION

OR IN ANY AMENDMENT THERETO,

OF THE

SERIES A-1 CONVERTIBLE PREFERRED STOCK

OF

TRANSBIOTEC, INC.

(Pursuant to Section 151 of the General Corporation Law of Delaware)

The undersigned, Charles Bennington, does hereby certify that:

A. He is the duly elected and acting President and Secretary of TransBiotec, Inc., a Delaware corporation (the “Corporation”).

B. Pursuant to the Unanimous Written Consent of the Board of Directors of the Corporation dated December 11, 2019, the Board of Directors duly adopted the following resolutions:

WHEREAS, the Certificate of Incorporation of the Corporation authorizes a class of stock designated as Preferred Stock, with a par value of $0.00001 per share (the “Preferred Class”), comprising Twenty Five Million (25,000,000) authorized shares and provides that the Board of Directors of the Corporation may fix the terms, including any dividend rights, dividend rates, conversion rights, voting rights, rights and terms of any redemption, redemption price or prices, and liquidation preferences, if any, of the Preferred Class;

WHEREAS, the Corporation has previously established the Corporation’s Series A Preferred Stock with Three Million (3,000,000) shares authorized, none of which are currently outstanding;

WHEREAS, the Board of Directors believes it in the best interests of the Corporation to create a series of preferred stock consisting of Two Million (2,000,000) shares and designated as the “Series A-1 Convertible Preferred Stock” having certain rights, preferences, privileges, restrictions, and other matters relating to the Series A-1 Convertible Preferred Stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, privileges, restrictions, and other matters relating to the Series A-1 Convertible Preferred Stock as follows:

1. Definitions. For purposes of this Certificate of Designation, the following definitions shall apply:

1.1 “Board” shall mean the Board of Directors of the Corporation.

1.2 “Corporation” shall mean TransBiotec, Inc., a Delaware Corporation.

Exhibit A

1.3 “Common Stock” shall mean the common stock, $0.00001 par value per share, of the Corporation.

1.4 “Common Stock Dividend” shall mean a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock.

1.5 “Common Stock Equivalent” shall mean any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including without limitation, any debt, preferred stock, right, option, warrant, or other instrument that is at any time convertible into or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

1.6 “Conversion Date” shall have the meaning set forth in Section 4.3(b).

1.7 “Holder” shall mean a holder of the Series A-1 Convertible Preferred Stock.

1.8 “Original Issue Date” shall mean the date on which the first share of Series A-1 Convertible Preferred Stock is issued by the Corporation.

1.9 “Original Issue Price” shall mean $1.00 per share for the Series A-1 Convertible Preferred Stock. The Original Issue Price shall remain $1.00 and not be adjusted for the reverse stock split contemplated by the Corporation in relation to that certain Asset Purchase Agreement with IDTEC, LLC dated May 6, 2019, as amended.

1.10 “Person” shall mean an individual, a corporation, a partnership, an association, a limited liability company, an unincorporated business organization, a trust or other entity or organization, and any government or political subdivision or any agency or instrumentality thereof.

1.11 “Preferred Stock” or “Series A-1 Convertible Preferred Stock” shall mean the Series A-1 Convertible Preferred Stock, $0.00001 par value per share, of the Corporation.

1.12 “Subsidiary” shall mean any corporation or limited liability company or corporation of which at least fifty percent (50%) of the outstanding voting stock or membership interests, as the case may be, is at the time owned directly or indirectly by the Corporation or by one or more of such subsidiary corporations.

2. Dividend Rights.

2.1 The holders of the Series A-1 Convertible Preferred Stock shall be entitled to receive, out of funds legally available therefor, cumulative dividends at the rate of 8% per annum of the Original Issue Price (subject to appropriate adjustments in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares) and no more, payable in preference and priority to any payment of any cash dividend on Common Stock or any other shares of capital stock of the Corporation other than the Series A-1 Convertible Preferred Stock or other class or series of stock ranking on a par with, or senior to the Series A-1 Convertible Preferred Stock in respect of dividends (such Common Stock and other inferior stock being collectively referred to as “Junior Stock”). The dividends will be paid on June 30th and December 31st in any year there are shares of Series A-1 Convertible Preferred Stock outstanding (each a “Dividend Payment Date”). The Series A-1 Convertible Preferred Stock will participate in any dividends payable on the Common Stock on an as-converted basis.

Exhibit A

2.2 Such dividends shall accrue with respect to each share of Series A-1 Convertible Preferred Stock from the date on which such share is issued and outstanding and thereafter shall be deemed to accrue from day to day whether or not earned or declared and whether or not there exists profits, surplus, or other funds legally available for the payment of dividends, and shall be cumulative so that if such dividends on the Series A-1 Convertible Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency shall be fully paid or declared and set apart for payment before any dividend shall be paid or declared or set apart for any Junior Stock and before any purchase or acquisition of any Junior Stock is made by the Corporation, except the repurchase of Junior Stock from employees of the Corporation upon termination of employment. At the earlier of: (i) the redemption of the Series A-1 Convertible Preferred Stock; (ii) the filing of a registration statement or a Form 1-A in respect of a public offering of the type described in Section 4.2; or (iii) the liquidation, sale, or merger of the Corporation, any accrued but undeclared dividends shall be paid to the holders of record of outstanding shares of Series A-1 Convertible Preferred Stock. No accumulation of dividends on the Series A-1 Convertible Preferred Stock shall bear interest.

2.3 At the election of the Corporation, each dividend may be paid either in cash or in Common Stock. In the event the dividend is paid in Common Stock, the Common Stock will be valued at the average closing price of the Corporation’s Common Stock (either on a national exchange or over-the-counter) for the five (5) trading days immediately prior to the Dividend Payment Date. Each dividend paid in cash shall be mailed to the holders of record of the Series A-1 Convertible Preferred Stock as their names and addresses appear on the share register of the Corporation or at the office of the transfer agent on the corresponding dividend payment date. Holders of Series A-1 Convertible Preferred Stock will receive written notification from the Corporation or the transfer agent if a dividend is paid in Common Stock, which notification will specify the number of shares of Common Stock paid as a dividend and the recipient’s aggregate holdings of Common Stock as of that Dividend Payment Date and after giving effect to the dividend.

3. Liquidation Rights. In the event of any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (“Liquidation”), the funds and assets of the Corporation that may be legally distributed to the Corporation’s shareholders (the “Available Funds and Assets”) shall be distributed to shareholders in the following manner:

3.1 Series A-1 Convertible Preferred Stock. The holders of each share of Series A-1 Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the Available Funds and Assets, and prior and in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of Common Stock, and equal in preference to any payment or distribution (or any setting apart of any payment or distribution) of any Available Funds and Assets on any shares of any other series of preferred stock that have liquidation preference, an amount per share equal to the Original Issue Price of the Series A-1 Convertible Preferred Stock plus all accrued but unpaid dividends on the Series A-1 Convertible Preferred Stock, whether or not previously declared (the “Liquidation Preference”). Holders of Series A-1 Convertible Preferred Stock may elect in the event of a Liquidation to either be paid the Liquidation Preference or to convert into Common Stock and be paid on the basis of being Common Stockholders. If upon any Liquidation, the Available Funds and Assets shall be insufficient to permit the payment to holders of the Series A-1 Convertible Preferred Stock of their full preferential amount as described in this subsection, then all of the remaining Available Funds and Assets shall be distributed among the holders of the then outstanding Series A-1 Convertible Preferred Stock pro rata, according to the number of outstanding shares of Series A-1 Convertible Preferred Stock held by each holder thereof.

Exhibit A

3.2 Merger or Sale of Assets. A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall be deemed to be a liquidation, dissolution, or winding up of the Corporation within the meaning of this Section 3 and the Series A-1 Convertible Preferred Stock shall be entitled to the rights contained in this Section 3.

3.3 Non-Cash Consideration. If any assets of the Corporation distributed to shareholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined by the Board.

4. Conversion Rights. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

4.1 Voluntary Conversion. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1.00 (the “Original Issue Price”) by the then applicable Series A-1 Conversion Price (as defined below), determined as hereinafter provided.

The price at which shares of Common Stock shall be deliverable upon conversion of Preferred Stock (the “Series A-1 Conversion Price”) shall initially be $1.00 per share of Common Stock. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

4.2 Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Series A-1 Conversion Price (i) immediately upon the Corporation’s Common Stock having a closing bid price equal to or greater than $2.00 per share for three (3) consecutive days of trading (on either a national exchange or quoted on an over-the-counter quotation platform) (subject to adjustment for stock dividends, stock splits, recapitalizations, and the like, other than the reverse stock split contemplated by the Corporation in relation to that certain Asset Purchase Agreement with IDTEC, LLC dated May 6, 2019, as amended); (ii) immediately upon the closing of a public offering under the Securities Act of 1933, as amended, covering the offer and sale of the Corporation’s Common Stock at a price of at least $1.50 per share with the gross cash proceeds of, and which results in the receipt by the Corporation of, at least Three Million Dollars ($3,000,000) (a “Qualified Public Offering”); (iii) at the election of the holders of a majority of the outstanding shares of Preferred Stock; or (iv) immediately upon the sale of the Corporation.

Exhibit A

4.3 Series A-1 Conversion Price and Dilution Adjustments.

(a) The “Series A-1 Conversion Price” shall initially be equal to the Original Issue Price. Such initial Series A-1 Conversion Price, and the rate at which shares of Series A-1 Convertible Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.

(b) To exercise the voluntary conversion option, the holder of any shares of Series A-1 Convertible Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series A-1 Convertible Preferred Stock, if any, or at such other place as may be designated by the Corporation, (i) the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it); (ii) a signed conversion notice provided by the Corporation, or a facsimile of the conversion notice, stating that the holder irrevocably elects to convert such shares; and (iii) if required, funds equal to any declared and unpaid dividend payable on the next dividend payment date to which such holder is entitled. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the “Conversion Date.” As soon as practicable after the Conversion Date, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder’s designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion. The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series A-1 Convertible Preferred Stock have been converted as of the close of business on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event such shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open. Upon conversion of only a portion of the number of shares of Series A-1 Convertible Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder’s designee, at the address designated by such holder, a new certificate covering the number of shares of Series A-1 Convertible Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

(c) In the event of any stock dividend on the Common Stock, any stock split, reverse stock split, stock combination, reclassification of the Common Stock, merger, consolidation, or combination of the Corporation with any other corporation or corporations, the Series A-1 Conversion Price shall be proportionately adjusted so that the holders of the Series A-1 Convertible Preferred Stock after such event shall be entitled to receive upon conversion the number and kind of shares which such holders would have owned or been entitled to receive had such Series A-1 Convertible Preferred Stock been converted immediately prior to such event. Such adjustment shall be made successively upon the occurrence of the events listed in this Section 4.3(c).

Exhibit A

(d) If the Corporation, at any time while any shares of Series A-1 Convertible Preferred Stock are outstanding, sells or grants any option to purchase or sells or grants any right to reprice its securities, or otherwise disposes of or issues (or announces any sale, grant, or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire Common Stock at an effective price per share that is lower than the then Series A-1 Conversion Price (such lower price, the “Base Conversion Price” and such issuances, collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices, or otherwise, or due to warrants, options, or rights per share which are issued in connection with such issuance, be entitled to receive Common Stock at an effective price per share that is lower than the Series A-1 Conversion Price, such issuance shall be deemed to have occurred for less than the Series A-1 Conversion Price on such date of the Dilutive Issuance), then the Series A-1 Conversion Price shall be adjusted on a weighted average basis in accordance with the following formula:

•	CP2 =	CP1 * (A+B) / (A+C)

•	CP2 =	Series A-1 Conversion Price in effect immediately after new issue

•	CP1 =	Series A-1 Conversion Price in effect immediately prior to new issue

•	A =

 Number of shares of Common Stock deemed to be outstanding immediately prior to new issue (includes all shares of outstanding Common Stock, all shares of outstanding Preferred Stock on an as-converted basis, and all outstanding options and Common Stock Equivalents on an as-exercised basis)

•	B =	Aggregate consideration received by the Corporation with respect to the new issue divided by CP1

•	C =	Number of shares of stock issued in the subject transaction

(i) Notwithstanding the foregoing, no adjustment will be made under this Section 4.3(d) in respect of an Exempt Issuance (as defined below). The Corporation shall notify the holders in writing, no later than the fifth business day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4.3(d), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price, and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Corporation provides a Dilutive Issuance Notice pursuant to this Section 4.3(d), upon the occurrence of any Dilutive Issuance, the holders are entitled to receive a number of Conversion Shares based upon the Base Conversion Price on or after the date of such Dilutive Issuance, regardless of whether a holder accurately refers to the Base Conversion Price in the Notice of Conversion. “Exempt Issuance” means the issuance of (A) up to 4,000,000 shares of Common Stock issued or issuable under the Corporation’s Equity Incentive Plan as in effect on this date or adopted at a later time, and (B) securities upon the exercise of, or conversion of, any securities issued hereunder and/or other securities exercisable or exchangeable for, or convertible into, Common Stock issued and outstanding on the Original Issue Date; provided, that such securities have not been amended since the Original Issue Date to increase the number of such securities or to decrease the exercise or conversion price of any such securities.

(ii) No adjustment in the Series A-1 Conversion Price shall be made as the result of a Dilutive Issuance if the Corporation receives written notice from the holders of at least a majority of the then-outstanding shares of Series A-1 Convertible Preferred Stock agreeing that no such adjustment shall be made as the result of the Dilutive Issuance.

(e) Deemed Issuance.

(i) If the Corporation at any time or from time to time after the Original Issue Date shall issue any options or other Common Stock Equivalents (any such option or other Common Stock Equivalent, a “Convertible Security”) or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto, assuming the satisfaction of any conditions to exercisability, convertibility, or exchangeability but without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Convertible Securities or, in the case of Convertible Securities and options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Common Stock or Common Stock Equivalents issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date.

(ii) If the terms of any Convertible Security, the issuance of which resulted in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Section 4.3(d), are revised as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Convertible Security) to provide for either (A) any increase or decrease in the number of shares of Common Stock issuable upon the exercise, conversion, and/or exchange of any such Convertible Security; or (B) any increase or decrease in the consideration payable to the Corporation upon such exercise, conversion, and/or exchange, then, effective upon such increase or decrease becoming effective, the Series A-1 Conversion Price computed upon the original issue of such Convertible Security (or upon the occurrence of a record date with respect thereto) shall be readjusted to such Series A-1 Conversion Price as would have obtained had such revised terms been in effect upon the original date of issuance of such Convertible Security. Notwithstanding the foregoing, no readjustment pursuant to this Section 4.3(e)(ii) shall have the effect of increasing the Series A-1 Conversion Price to an amount which exceeds the lower of (y) the Series A-1 Conversion Price in effect immediately prior to the original adjustment made as a result of the issuance of such Convertible Security, and (z) the Series A-1 Conversion Price that would have resulted from any issuances of Common Stock or Common Stock Equivalents (other than deemed issuances of Common Stock or Common Stock Equivalents as a result of the issuance of such Convertible Security) between the original adjustment date and such readjustment date.

Exhibit A

(iii) If the terms of any Convertible Security, the issuance of which did not result in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Section 4.3(d) (either because the consideration per share (determined pursuant to Section 4.3(f)) of the Common Stock or Common Stock Equivalents subject thereto was equal to or greater than the Series A-1 Conversion Price then in effect, or because such Convertible Security was issued before the Original Issue Date), are revised after the Original Issue Date as a result of an amendment to such terms or any other adjustment pursuant to the provisions of such Convertible Security (but excluding automatic adjustments to such terms pursuant to anti-dilution or similar provisions of such Convertible Security) to provide for either (A) any increase in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any such Convertible Security or (B) any decrease in the consideration payable to the Corporation upon such exercise, conversion or exchange, then such Convertible Security, as so amended or adjusted, and the Common Stock or Common Stock Equivalents subject thereto (determined in the manner provided in Section 4.3(e)(i) shall be deemed to have been issued effective upon such increase or decrease becoming effective.

(iv) Upon the expiration or termination of any unexercised option or unconverted or unexchanged other Convertible Security (or portion thereof) which resulted (either upon its original issuance or upon a revision of its terms) in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Section 4.3(d), the Series A-1 Conversion Price shall be readjusted to such Series A-1 Conversion Price as would have obtained had such option or other Convertible Security (or portion thereof) never been issued.

(v) If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, is calculable at the time such Convertible Security is issued or amended but is subject to adjustment based upon subsequent events, any adjustment to the Series A-1 Conversion Price provided for in this Section 4.3(e) shall be effected at the time of such issuance or amendment based on such number of shares or amount of consideration without regard to any provisions for subsequent adjustments (and any subsequent adjustments shall be treated as provided in Section 4.3(e)(ii) and Section 4.3(e)(iii)). If the number of shares of Common Stock issuable upon the exercise, conversion and/or exchange of any Convertible Security, or the consideration payable to the Corporation upon such exercise, conversion and/or exchange, cannot be calculated at all at the time such Convertible Security is issued or amended, any adjustment to the Series A-1 Conversion Price that would result under the terms of this Section 4.3(e) at the time of such issuance or amendment shall instead be effected at the time such number of shares and/or amount of consideration is first calculable (even if subject to subsequent adjustments), assuming for purposes of calculating such adjustment to the Series A-1 Conversion Price that such issuance or amendment took place at the time such calculation can first be made.

(f) Determination of Consideration. For purposes of this Section 4.3, the consideration received by the Corporation for the issue of any Common Stock or Common Stock Equivalents shall be computed as follows:

(i) Cash and Property: Such consideration shall: (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation, excluding amounts paid or payable for accrued interest; (B) insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and (C) in the event Common Stock or Common Stock Equivalents are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors.

Exhibit A

(ii) Convertible Securities: The consideration per share received by the Corporation for Common Stock or Common Stock Equivalents deemed to have been issued pursuant to Section 4.3(e), relating to Convertible Securities, shall be determined by dividing: (A) The total amount, if any, received or receivable by the Corporation as consideration for the issue of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise, conversion or exchange of such Convertible Securities, or in the case of options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (B) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise, conversion or exchange of such Convertible Securities, or in the case of options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities.

(g) No fractional shares of Common Stock shall be issued upon conversion of shares of Series A-1 Convertible Preferred Stock. The number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A-1 Convertible Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A-1 Convertible Preferred Stock, the Corporation shall increase the number of shares of Common Stock into which the shares of Series A-1 Convertible Preferred Stock is converted to the next higher whole share.

(h) The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series A-1 Convertible Preferred Stock pursuant hereto. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of shares of Common Stock in a name other than that in which the Series A-1 Convertible Preferred Stock so converted were registered, and no such issue and delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax, or has established, to the satisfaction of the Corporation, that such tax has been paid.

(i) The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A-1 Convertible Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series A-1 Convertible Preferred Stock from time to time outstanding. The Corporation shall from time to time (including engaging in best efforts to obtain necessary director and stockholder action), in accordance with the laws of Delaware, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A-1 Convertible Preferred Stock at the time outstanding.

Exhibit A

(j) All shares of Common Stock which may be issued upon conversion of the shares of Series A-1 Convertible Preferred Stock will upon issuance by the Corporation be validly issued, fully paid, and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof.

(k) All shares of Series A-1 Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividends accrued but unpaid thereon. Any shares of Series A-1 Convertible Preferred Stock so converted shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series A-1 Convertible Preferred Stock accordingly.

(l) In the event the Corporation shall issue on more than one date Dilutive Issuances that are a part of one transaction or a series of related transactions and that would result in an adjustment to the Series A-1 Conversion Price pursuant to the terms of Section 4.3(d), and such issuance dates occur within a period of no more than 90 days from the first such issuance to the final such issuance, then, upon the final such issuance, the Series A-1 Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(m) Upon the occurrence of each adjustment or readjustment of the Series A-1 Conversion Price, the Corporation at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-1 Convertible Preferred Stock a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A-1 Convertible Preferred Stock is convertible) and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, as promptly as reasonably practicable after the written request at any time of any holder of Series A-1 Convertible Preferred Stock (but in any event not later than ten days thereafter), furnish or cause to be furnished to such holder a certificate setting forth (i) the Series A-1 Conversion Price then in effect, and (ii) the number of shares of Common Stock and the amount, if any, of other securities, cash or property which then would be received upon the conversion of Series A-1 Convertible Preferred Stock.

Exhibit A

Notwithstanding the above, the Conversion Price will not be impacted or changed as a result of the reverse stock split contemplated by the Corporation in relation to that certain Asset Purchase Agreement with IDTEC, LLC dated May 6, 2019, as amended.

5. No Impairment. The Corporation will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, including amending this Certificate of Designation, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights and other rights and preferences of the holders of Series A-1 Convertible Preferred Stock against impairment. This provision shall not restrict the Corporation from amending its Articles of Incorporation in accordance with the General Corporation Law of Delaware and the terms hereof.

6. Call Provisions. The Series A-1 Convertible Preferred Stock shall not be callable by the Corporation.

7. Redemption. The Corporation shall have the right upon thirty (30) days written notice to the holders of the Series A-1 Convertible Preferred Stock, at any time subsequent to the one year anniversary of the date the offering by the Corporation of the Series A-1 Convertible Preferred Stock closed, to elect to redeem all or part of the then outstanding Series A-1 Convertible Preferred Stock for an amount equal to 150% of the Original Issue Price (subject to adjustments for stock dividends, stock splits, recapitalization, and the like as set forth herein) plus accumulated but unpaid dividends; provided that the closing bid price of the Corporation’s Common Stock in the principal market in which it is traded has not been less than $1.50 (subject to adjustment to reflect forward or reverse stock splits, stock dividends, recapitalizations, and the like – except the reverse stock split contemplated by the Corporation in relation to that certain Asset Purchase Agreement with IDTEC, LLC dated May 6, 2019, as amended) for each of the twenty (20) consecutive trading days immediately preceding the date the Corporation elects to redeem the Series A-1 Convertible Preferred Stock.

8. Notices. Any notices required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A-1 Convertible Preferred Stock shall be deemed given if sent by facsimile or overnight courier to the address appearing on the books of the Corporation, and shall be conclusively deemed given at the time of delivery if made during normal business hours, otherwise notice shall be deemed given on the next business day.

9. Voting Provisions. Each outstanding share of Series A-1 Convertible Preferred Stock shall be entitled to vote on an “as converted” basis on all matters to which the holders of the Corporation’s Common Stock are entitled or required to vote, as calculated on the date of the vote. Holders of Series A-1 Convertible Stock shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation.

10. Protective Provisions. So long as any shares of Series A-1 Convertible Preferred Stock are outstanding, the Corporation shall not, without the affirmative approval of the Holders of a majority of the shares of the Series A-1 Convertible Preferred Stock then outstanding (voting as a class), (a) alter or change adversely the powers, preferences, or rights given to the Series A-1 Convertible Preferred Stock or alter or amend this Certificate of Designation; (b) authorize or issue shares of any class of stock having any preference or priority as to dividends rights, redemption rights, or liquidation preference superior to or equal to the Series A-1 Convertible Preferred Stock; (c) increase the authorized number of shares of Series A-1 Convertible Preferred Stock; (d) amend its certificate or articles of incorporation or other charter documents in breach of any of the provisions hereof; (e) liquidate, dissolve, or wind-up the business and affairs of the Corporation, or effect any liquidation event, or (f) enter into any agreement with respect to the foregoing.

Exhibit A

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation of Series A-1 Convertible Preferred Stock to be duly executed by its Chief Executive Officer and attested to by its Secretary this 11th day of December, 2019.

/s/ Charles Bennington	/s/ Charles Bennington
By: Charles Bennington	By: Charles Bennington
Its: President	Its: Secretary

Exhibit A